FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  July, 1998


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811









Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            July, 1998

Item 5(a) Other Material Events - Agreement on Sale of Generating
          Assets.

          Reference is made to the Company's Form 10-K for December 31, 1997 and Form 10-Q for the quarter ended March 31, 1998, where the Company's efforts to divest of its generating assets in accordance with Maine's restructuring legislation are discussed.

          On July 7, 1998, the Company announced that it has agreed to sell its electric generating assets to WPS Power Development, Inc. (WPS-PDI) located in Green Bay, Wisconsin, a wholly-owned subsidiary of WPS Resources Corporation. Both parties signed a purchase and sale agreement providing a sales price of $37.4 million for the Company's 91.8 megawatts of generating capacity, which is 3.2 times higher than the net book value of the assets. If the Maine Public Utilities Commission (MPUC) approves the sale by the first quarter of 1999, the Company would agree not to increase customer rates by 3.1% on February 1, 1999 now scheduled under its Rate Stability Plan (see the Company's Form 10-Q for the quarter ended March 31, 1998). In addition, the net sale proceeds will reduce stranded investment by approximately $21.3 million, which will decrease future customer rates. In addition to the MPUC's approval, approval must also be obtained from the New Brunswick Lt. Governor in Council before the sale can be consummated.

          The proposed sale is the result of a law passed last year by the Maine Legislature that was designed to create competition in the electric industry beginning March 1, 2000. This law requires all Maine utilities to sell their U.S. generating plants and the output from foreign plants. Bangor Hydro-Electric Company, Maine's second largest electric utility, has solicited invitations for bids on their generating assets. Central Maine Power, the State's largest electric utility, announced in January, 1998, that it has agreed to sell their generating assets to the Florida-based FPL Group.

          In the MPUC Order approving the Company's divestiture plan, the Commission noted a number of concerns that it would address when the final sale is brought for approval. These concerns include whether the sale of the assets of the Canadian subsidiary should be delayed pending the development of a retail market for electricity in Canada or until the MPUC completes its final study on the efficiency of competitive markets in Northern Maine and whether any sale would create, or exacerbate, a concentration of generation market power to the detriment of the Company's customers. The Company believes that an adequate market exists both in the local

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Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            July, 1998

Item 5(a) Other Material Events - Agreement on Sale of Generating
          Assets - Continued

          service area and the much larger Maritime and Quebec region and intends to present to the MPUC its arguments supporting this belief.

          In August, 1997, the Company solicited bids for its non-nuclear generation assets and power entitlements, including its Canadian subsidiary. Several bids were reviewed from both Canada and the United States buyers before selecting the successful bidder. The Company has been negotiating with WPS-PDI since March to work out the details of the proposed asset sale agreement.

          Facilities being sold total 91.8 megawatts of generating capacity and include: 34.5 MW of hydroelectric and diesel generating units at the Canadian subsidiary, Maine & New Brunswick Electrical Power Co., Ltd., (Tinker Plant), as well as its transmission system and interconnection with NB Power; 31 MW of hydroelectric, oil-fired steam, and diesel generating facilities at the Caribou Generating Station; 1.4 MW at Squa Pan Hydroelectric generating station and storage dam; 4.2 MW at Flo's Inn diesel generating station; a dismantled diesel unit at Houlton; the Millinocket Lake Storage Dam; and the Company's joint ownership share equivalent to 20.7 MW of Wyman Unit No. 4, an oil-fired plant in Yarmouth, Maine.

          The Company's 5% ownership share in Maine Yankee was not part of the sale because the plant was permanently shut down last August and is now undergoing decommissioning. The rights to the 18.1 MW output being purchased under a power purchase agreement with Wheelabrator-Sherman were offered in the initial request for proposal, but were not included in the final sale. When retail access begins, the Company will auction the Wheelabrator-Sherman entitlement to a third party until 2006, when the agreement with W-S expires. The Company has agreed to buy back electricity from WPS-PDI at a set price to cover the period between the closing date and February 29, 2000, when retail access begins.

          Nineteen employees who operate and maintain the plants located in Maine and in New Brunswick will be affected by the sale.
          It is expected that some employees will be hired by WPS-PDI, while other positions will be eliminated. Those individuals not offered employment by the buyer will be eligible for an enhanced severance and extended benefits transition package consistent with Maine's restructuring statute.


                                   -3-

Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            July, 1998

Item 5(a) Other Material Events - Agreement on Sale of Generating
          Assets - Continued

          The Company cannot predict whether the sale will be approved by the MPUC, after considering the concerns expressed by the MPUC or, if approved, under what terms.

                                   MAINE PUBLIC SERVICE COMPANY
                                             Registrant



Dated:  July 7, 1998               /s/  Kurt A. Tornquist
                                   Kurt A. Tornquist, Controller -
                                   Asst. Secretary-Treasurer



































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